Exhibit 3.1

ARTICLES OF INCORPORATION

ENDORSED-FILED

IN THE OFFICE OF THE

SECRETARY OF STATE

OF THE STATE OF NEVADA

JUNE 9, 2008

ROSS MILLER, SECRETARY OF STATE

ARTICLES OF INCORPORATION OF AMERICA’S DRIVING RANGES, INC.

FIRST: Name of Corporation:  The name of the corporation is:

AMERICA’S DRIVING RANGES, INC

SECOND: Resident Agent Name and Street Address:

Desert Corporate Services, Inc., 5940 South Rainbow Blvd.

Las Vegas, NV 89118

THIRD: Shares: Number of shares with par value: 100,000,000;

Par Value 0.001; Number of shares without par value:  -0-.

FOURTH: Governing Board: Shall be as Directors.

FIFTH:  Purpose:  The purpose of this Corporation shall be: Any legal business for profit.

I hereby declare that I am the person who executed the foregoing Articles of Incorporation which execution is my own act and deed.

Executed June 9, 2008, California.

/s/ John Birchard, PGA

John Birchard